Exhibit 10.2

SETTLEMENT AGREEMENT

THIS RELEASE AND COMPENSATION AGREEMENT (the “Agreement”) is made effective as of the 24th day of April, 2014.

BETWEEN:

NOTHERN MINERALS & EXPLORATION LTD., a Nevada corporation with its executive office located at, 1301 Avenue M, Cisco, Texas 76437. (the “Company”)

AND:

RAMZAN SAVJI, businessperson, with a mailing address at PO Box 45591 – 00100, Nairobi, Kenya (“Savji”).

WHEREAS:

A.
Savji has provided certain consulting services to the Company and has served as chief executive officer, chief financial officer, and as a director of the Company since August 14, 2012 (the “Services”);

B.	The Company is indebted to Savji in respect of unpaid consulting fees pursuant to the Consulting Agreement between Savji and the Company dated August 14, 2012 (the “Consulting Agreement”);

C.	Savji wishes to resign as an officer and director of the Company; and

D.	Savji and the Company wish to document their mutual understanding and agreement regarding Savji’s resignation and compensation for the Services.

THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto covenant and agree as follows:

a.
In full consideration of Services and of the undertakings of Savji in this Agreement and in the Consulting Agreement, the Company shall (i) pay to Savji the aggregate sum of $20,000 (the “Severance Payment”). The Company shall pay the Severance Payment by May 5, 2014.

1.
In addition to the foregoing, if the Severance Payment is not paid in full by May 5, 2014, the Company shall pay to Savji $2,500 per month for each month during which the Severance payment is in arrears until the Severance Payment is paid in full.

2.	All compensation deliverable to Savji hereunder shall be made in U.S. Dollars, by cheque or wire transfer to an account specified by Savji;

3.	In additional consideration to the Company for the compensation payable pursuant to above Section 1, Savji agrees as follows:

a.	Savji will resign as an officer and director of the Company with effect as of April 24, 2014;

b.
Subsequent to his resignation, Savji will use his best efforts, for a period of four months following the execution of this Agreement and without the obligations to incur personal expense, to assist the Company in resolving in the following endeavors:

i.	establishing that a $6,250 debt on the books of the Company payable to Jueane Thiessen is not valid;

ii.	establishing that a $24,747.05 debt on the books of the Company payable to Michael Thiessen was forgiven by Mr. Thiessen;

iii.	negotiating the settlement of a $30,000 debt on the books of the Company payable to Coach Capital; and

iv.	negotiating the settlement of a $50,990 debt on the books of the Company.

c.
Subject to the temporary retention of any documents required to assist in the matters described in above section 4 (b), Savji will timely return to the Company legal counsel all accounting records, corporate records, minute books, and other documents in his possession relating to the business of the Company;

4.
Subject to timely receipt in full by Savji of the Severance Payment and any late penalties payable in accordance with above Sections 1 and 2, and timely performance of all other agreements and obligations of the Company set forth in this Agreement, Savji, on behalf of himself and his heirs, executors, successors and assigns, hereby releases, acquits, holds harmless  and forever discharges WITH PREJUDICE the Company and its past and present directors, officers, attorneys, principals, agents, and employees, jointly and severally, from any and all claims, counterclaims, cross claims, demands, actions or causes of action arising from Savji’s services as a director, officer and consultant to the Company , including, but not limited to, compensatory damages, statutory damages, exemplary damages, punitive damages, declaratory and injunctive relief, costs, expenses, and attorneys' fees.

5.
Subject to the discharge of Savji’s obligations in accordance with above Section 3, the Company, on behalf of itself and its past and present affiliates, parents, subsidiaries, directors, officers, agents, employees, representatives, successors and assigns, hereby irrevocably releases, acquits, holds harmless and forever discharges WITH PREJUDICE Savji and his representatives, heirs, successors and assigns, jointly and severally, from any and all claims, counterclaims, cross claims, losses, damages, demands, actions or causes of action whatsoever now existing, or may in the future arise or exist arising from (i) Savji’s services as a director, officer and consultant to the Company and (ii) the assistance and additional actions Savji agrees to perform under Section 3 above, including, but not limited to, compensatory damages, statutory damages, exemplary damages, punitive damages, declaratory and injunctive relief, costs, expenses, and attorneys' fees.

6.
This Agreement is subject to and is to be governed, construed and interpreted by the laws of the State of Nevada and the federal laws applicable therein. Any law suits or actions brought or filed under this Agreement shall be filed in the courts of the State of Nevada which shall have personal jurisdiction and each party to this Agreement hereby waives any claim to an inconvenient forum. The Company agrees that any process may be served on it (i) by mail or delivery to any of its officers in Nevada or elsewhere or (ii) in any other manner permitted by Nevada law.

7.	All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard form of telecommunication.

8.
This Agreement contains the entire agreement between the parties hereto with respect to the subject matter herein, and there are no other terms, conditions, representations or warranties, whether expressed, implied, oral or written, by statute or common law, by Savji, the Company or by anyone else.

9.
This Agreement may be executed in any number of counterparts, each of which, when so executed and delivered, shall constitute an original and all of which together shall constitute one instrument.  Delivery of an executed copy of this Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Agreement as of the date hereinafter set forth.

10.	The parties hereto agree that they shall execute any and all other and further documents which are or become necessary to accomplish the purpose of this Agreement.

11.
Notwithstanding any provision to the contrary set forth in this Agreement, the releases, discharges, set forth in and hold harmless provisions of this Agreement shall no longer be applicable and shall not prevent either party hereto from making or filing any claim, demand or lawsuit in the event the other party should at any time fail to timely perform or be in breach of the terms of this Agreement.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

NORTHERN MINERALS & EXPLORATION LTD.

Per:	/s/ Howard Siegel
Howard Siegel
Its:	Director and Authorized Signatory

/s/ Ramzan Savji
Ramzan Savji